Exhibit 99.1

1 CÈó›ÁŽ›Ø ɸɶɸɺ 0Âó›ÜãÈØ VØ›Ü›Âã‚ã¯ÈÂ

Disclaimer

Coincheck

Additional Information and Where to Find It

In connection with the business combination agreement, as amended, among Coincheck, Inc. ("Coincheck"), Coincheck Group B.V. ("CCG"), Thunder Bridge Capital Partners IV, Inc. ("Thunder Bridge IV") and others with regards to their proposed business combination, the parties have filed a registration statement on Form F-4 with the U.S. Securities and Exchange Commission ("SEC"), which includes a proxy statement/prospectus of Thunder Bridge IV, and other documents regarding the proposed transaction. Thunder Bridge IV's stockholders and other interested persons are advised to read the proxy statement/prospectus and the amendments thereto and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about CCG, Coincheck, Thunder Bridge IV and the proposed business combination. The Form F-4 was declared effective by the SEC on November 12, 2024 and Thunder Bridge IV is mailing the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the meeting relating to the approval of the proposed business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and stockholders of Thunder Bridge IV are urged to carefully read the entire registration statement and proxy statement/prospectus and any other relevant documents filed with the SEC by each of Thunder Bridge IV and CCG, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Thunder Bridge IV with the SEC may be obtained free of charge at the SEC's website at www.sec.gov, or by directing a request to Thunder Bridge Capital Partners IV, Inc., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Secretary, (202) 431-0507.

Participants in the Solicitation

Thunder Bridge IV and its directors and executive officers may be deemed participants in the solicitation of proxies from its stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in Thunder Bridge IV are included in the proxy statement/prospectus for the proposed business combination at www.sec.gov. Information about Thunder Bridge IV's directors and executive officers and their ownership of Thunder Bridge IV common stock is set forth in Thunder Bridge IV's annual report on Form 10-K for the year ended December 31, 2023. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

CCG, Coincheck and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Thunder Bridge IV in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination is included in the proxy statement/prospectus for the proposed business combination.

Forward Looking Statements

This presentation contains "forward-looking statements" within the meaning of U.S. federal securities laws. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Coincheck's industry and market sizes, future opportunities for CCG, Coincheck and Thunder Bridge IV, Coincheck's estimated future results and the proposed business combination between Thunder Bridge IV and Coincheck, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Thunder Bridge IV's reports filed with the SEC, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the proposed business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the inability to complete the transactions contemplated by the business combination agreement due to the failure to obtain approval of Thunder Bridge IV's stockholders, the failure to achieve the minimum amount of cash available following any redemptions by Thunder Bridge IV stockholders, redemptions exceeding a maximum threshold or the failure to meet Nasdaq's initial listing standards in connection with the consummation of the proposed business combination; costs related to the transactions contemplated by the business combination agreement; a delay or failure to realize the expected benefits from the proposed business combination; risks related to disruption of management's time from ongoing business operations due to the proposed business combination; changes in the cryptocurrency and digital asset markets in which Coincheck competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions; risk that Coincheck may not be able to execute its growth strategies, including identifying and executing acquisitions; risk that Coincheck may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in Thunder Bridge IV's annual report on Form 10-K for the year ended December 31, 2023, and the proxy statement/prospectus relating to the proposed business combination, including those under "Risk Factors" therein, and in Thunder Bridge IV's other filings with the SEC. Thunder Bridge IV, CCG and Coincheck caution that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Thunder Bridge IV, CCG and Coincheck or the date of such information in the case of information from persons other than Thunder Bridge IV, CCG and Coincheck, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this presentation. Forecasts and estimates regarding Coincheck's industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results

No Offer or Solicitation

This presentation shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This presentation shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Non-IFRS Financial Measures

This presentation includes certain financial measures not prepared in accordance with IFRS, which constitute "non-IFRS financial measures" as defined by the rules of the SEC. The non-IFRS financial measure is EBITDA. This non-IFRS financial measure has been included because Coincheck believes it provides an additional tool for investors to use in evaluating its financial performance and prospects. EBITDA should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with IFRS. In addition, this non-IFRS financial measure may differ from non-IFRS financial measures with comparable names used by other companies.

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Coincheck, Inc. Overview

Coincheck

Leading Japanese crypto business in process of listing publicly in the U.S.

Who is Coincheck

Mission: to increase the accessibility of new forms of investing and commerce for our highly-engaged customer base

- Leading Japanese crypto exchange company
- Operates one of the largest domestic multi-cryptocurrency marketplaces and crypto asset exchanges in Japan
- Services supporting 30 cryptocurrency tokens across our Marketplace and Exchange platforms for trading and custody, as well as other crypto activities including Initial Exchange Offerings (IEOs) and NFTs
- Registered crypto asset exchange service provider with the Financial Services Agency of Japan (JFSA)
- Subsidiary of Monex Group, a diversified financial services company publicly listed on the Tokyo Stock Exchange

Process Update

Coincheck is undergoing a business combination with Thunder Bridge Capital Partners IV ("Thunder Bridge") to become publicly listed in the United States

- Announced business combination with special purpose acquisition company (SPAC) Thunder Bridge in March 2022 to list publicly on the Nasdaq
- Intend to use public listing to access global investor base and use public stock as acquisition currency
- Registration Statement on Form F-4 became effective of November 12th, 2024
- Shareholder vote is scheduled for December 5th, 2024
- Extended outside date for termination date of Business Combination Agreement with Thunder Bridge to January 2nd 2025

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One of the Largest Crypto Platforms in Japan

Coincheck

The Coincheck Opportunity

Providing Japanese Customers & Institutions with Direct Access to the Global Crypto Economy

Broad Product Set



12:34
¥ 14,053,704
BTC
¥ 14,053,704
ETH
¥ 499,229
XRP
¥ 107.82
SHIB
¥ 0.0040215
売却
購入

- ✓ Dedicated crypto exchange for retail customers
- ✓ Trading platform for professional traders
- ✓ NFT marketplace
- ✓ Robust spread-based business model with potential for high incremental profitability
- ✓ Thorough yet seamless KYC and AML procedures and onboarding

Strong track record of growth and "first crypto account" status

2.0M+ accounts[1]	**$5.2B** customer assets[1, 4]
$2.1B LTM Q'2 25 Marketplace trading value[2]	**30** supported crypto assets[1]
27% FY24 YoY revenue growth[3]	**$33mm** LTM Q'2 25 EBITDA[2, 5]

Source: Company filings

Note: Figures in JPY converted to USD based on exchange rate of 0.007004 as of 9/30/2024; Coincheck FY ended 3/31, Q'2 25 based on the 3-month period ended September 30, 2024; [1] As of Jun-2024; Does not include NFTs; [2] LTM figures represent 12 months ended Sept-2024; Does not include NFTs; [3] Coincheck is also known as the Crypto Asset segment in Monex filings; [4] Represents J-GAAP accounting of customer assets which is calculated as the sum of crypto currencies deposited by customers and fiat currency deposited by customers; [5] EBITDA is a non-IFRS metric. Please refer to slide 17 for a reconciliation to its most comparable IFRS metric

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Coincheck is a Compelling Digital Asset Platform

Coincheck

Coincheck

- Well-Positioned in a Large and Rapidly Growing Market
- Established Leader Operating at Scale in Japan's Highly Regulated Market
- Highly-Engaged Customer Base
- Track Record of Continued Innovation & Leadership
- Significant Growth Potential through Product & International Expansion
- Strong Management Team to Support Regional & Global Growth
- Robust Financial Model with Potential for High Incremental Profitability
- Controlled Expenses Can Adjust Based on Market Conditions

5

6 =‚Ø©› ‚Â• ããØ‚ã¯ó› B‚Ø¹›ã ¯Â ‚Ø¼ö ]ã‚©›Ü È¨ •ÈÕã¯ÈÂ x 9‚Õ‚Â ¯Ü ã› 4 th largest global economy ʞ˚ɺʒɸãÂ *Vʟ ɻ ʍ ô¯ã ‚ ©ØÈô¯© ‚Â•¯ÂØ›‚Ü¯©¼ö ÜÈÕ¯Üã¯‚ã›• ç¯ó›ØÜ› È¨ ¯Âó›ÜãÈØÜ Ü››¹¯© ô›‚¼ã ©›Â›Ø‚ã¯ÈÂÈÕÕÈØãç¯ã¯›Ü x I¼ö ɽʒɽ˩ ɸ È¨ 9‚Õ‚Â›Ü› ÕÈÕç¼‚ã¯ÈÂ ÈôÂÜ ØöÕãÈ ʞóÜʒ ɷɽ˩ ɼ È¨ h] ÕÈÕç¼‚ã¯ÈÂʟʍ Ø›¨¼›ã¯© ã› nascency È¨ ã› 9‚Õ‚Â›Ü› Á‚Ø¹›ã x w›¼¼ ÕÈÜ¯ã¯ÈÂ›• ãÈ Ü›Øó¯› ‚ ¼‚Ø©›¼ö çÂ•›ØÜ›Øó›• ¼È‚¼ institutional investor base x 9‚Õ‚ÂʭÜ thoughtful crypto regulation ÁÈ•›¼ ¯Ü •›Ü¯©Â›• ‚ØÈçÂ• ÕØÈã›ã¯© ã› ÈÂÜçÁ›Ø Crypto Penetration in Japan Massive Untapped Market Opportunity Japan Germany United Kingdom China United States Source: Statistics Bureau of Japan; Japan Virtual and Crypto assets Exchange Association; The 2022 Geography of Cryptocurrency Report: Analysis of Geographic Trends in Cryptocurrency Adoption and Usage by Chainalysis, September 2022; Morning Consult; Associated Press Note: 1 As of Mar - 2024; 2 As of Mar - 2024, according to data from the JVCEA; 3 As of Jun - 2024; Does not include NFTs ; 4 Index of crypto adoption determined by rating 146 countries’ peer - to - peer exchange trade volume and on - chain cryptocurrency and retail value received at centralized exchanges and from DeFi protocols from 0 (lowest rank) to 1 (highest rank) by Chainalysis in September 2022; 5 Per Associated Press February 2024 article titled “Japan slips into a recession and loses its spot as the world’s third - largest economy” as of end of 2023; 6 As of January 2024, according to Morning Consult 9.9M 2 124M 1 Japan Population Japan Crypto Community ~2.1M 3 Coincheck User Base Crypto Adoption by Market Snapshot 4 Today, Japan’s digital asset adoption is relatively low, representing an opportunity to ‘catch - up’ to countries of similar economic size 0.339 0.387 0.473 0.535 0.653

Japan Stands Out as a Market for Crypto Activity

Coincheck

Crypto regulation at a glance

Legend: Legislation / Regulation in place · Active regulatory engagement · Regulatory process not initiated

Jurisdiction	Regulatory framework	Licensing / Registration	Travel rule	Stablecoins (used for payments)
Japan	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
United States	Active regulatory engagement	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
United Kingdom	Active regulatory engagement	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
Australia	Active regulatory engagement	Active regulatory engagement	Active regulatory engagement	Active regulatory engagement
Austria	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Bahamas	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Bahrain	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Regulatory process not initiated
Canada	Active regulatory engagement	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
Cayman Islands	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Regulatory process not initiated
Denmark	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Estonia	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
France	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Germany	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Gibraltar	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Hong Kong	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
Hungary	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place

Jurisdiction	Regulatory framework	Licensing / Registration	Travel rule	Stablecoins (used for payments)
India	Active regulatory engagement	Regulatory process not initiated	Legislation / Regulation in place	Regulatory process not initiated
Italy	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Latvia	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Luxembourg	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Malta	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Mauritius	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
Norway	Active regulatory engagement	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
Poland	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Portugal	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Qatar	Active regulatory engagement	Active regulatory engagement	Active regulatory engagement	Regulatory process not initiated
Singapore	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Active regulatory engagement
Slovakia	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
South Africa	Active regulatory engagement	Legislation / Regulation in place	Active regulatory engagement	Active regulatory engagement
Switzerland	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place
Taiwan	Active regulatory engagement	Active regulatory engagement	Legislation / Regulation in place	Regulatory process not initiated
Turkey	Regulatory process not initiated	Regulatory process not initiated	Regulatory process not initiated	Regulatory process not initiated
United Arab Emirates	Legislation / Regulation in place	Legislation / Regulation in place	Legislation / Regulation in place	Regulatory process not initiated

Source: PwC Global Crypto Regulation Report 2024
Note: Regulatory assessment is based on the analysis undertaken by individual PwC member firms

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Leader in Japan's Highly Regulated Market

Coincheck

Coincheck is a scarce asset, operating at scale

Share of Japan market (by accounts)[1]



Coincheck
20%
10.4M
80%
Coincheck
Other Japanese exchanges

Leading Japanese crypto app

No.1 domestic market share for 5 consecutive years[2]

6.51 million downloads[3]



Strong market share driven by trusted and recognized brand, robust relative product offering, and strong customer experience

Source: AppTweak; Japan Virtual and Crypto assets Exchange Association

Note: Figures are approximate based on rounding; [1] As of Jun-2024; [2] Based on downloads among Japanese crypto asset exchange apps between 2019-2023; [3] As of June. 30, 2024

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Highly-Engaged Customer Base

Coincheck

Coincheck's platform strongly aligns with its user base, offering products and services that cater towards a young demographic

Users by Age[1]



6%
19%
14%
27%
34%
20s & under
30s
40s
50s
60s & over

Customer-Centric Product Strategy

Coincheck's product and business strategy is informed by its customer demographics, with broad token coverage, NFT support, and Web3 all appealing to millennial and later generations

- ✓ Dedicated NFT marketplace
- ✓ Exposure to regulated digital assets
- ✓ Mobile-native user interface (app)
- ✓ Seamless KYC onboarding via mobile app

50%+ of users are in their 30s and younger[1]

Note: Figures are approximate based on rounding; [1] As of Jun-2024

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10 IçØ Y›ó›Âç› BÈ•›¼ Source: Company filings Note: Figures in JPY converted to USD based on exchange rate of 0.007004 as of 9/30/2024; All figures for Coincheck FY24, being the 12 months ended 3/31/2024 Transaction Revenue 92.5% of Total Revenue Transaction Volume (Marketplace) Spread 3.42% Average Spread $1.6B Total FY24 Volume X Total Revenue Non - Transaction Revenue NFTs Initial Exchange Offering Wholesale services Cryptocurrency subscriptions Deposit and Withdrawal Fees (Crypto + Fiat) 7.5% of Total Revenue

Robust Financial Model with High Incremental Profitability

Coincheck

Track record of strong account growth and ability to manage expenses to drive profitability

Number of accounts (M) and YoY % growth [1]



+34%
+11%
+10%
+4%
1.2
1.6
1.8
2.0
2.1
FY21
FY22
FY23
FY24
Q'1 25

Marketplace Trading Volume ($B) [1]



$3.1
$4.0
$1.1
$1.6
$0.9
FY21
FY22
FY23
FY24
1H 25

Revenue ($M) and YoY % growth [1, 2]



+32%
(74%)
+27%
$3,672.9
$4,839.3
$1,234.7
$1,569.2
$1,020.0
FY21
FY22
FY23
FY24
1H 25

EBITDA ($M) [1, 3]



$100.6
($2.5)
$24.7
$7.0
FY22
FY23
FY24
1H 25

Source: Company filings; Company information

Note: Figures in JPY converted to USD based on exchange rate of 0.007004 as of 9/30/2024; Revenue growth rates reflect YoY % growth in JPY; Figures for 1H 25 (excluding number of accounts) are calculated based on the 6-month accounting period from April to September 2024; [1] As of end of Coincheck FY ended 3/31; Figures for 1H 25 (excluding Number of accounts) are calculated based on the 6-month accounting period from April to September 2024. [2] Coincheck is also known as the Crypto Asset segment in Monex filings; [3] EBITDA is a non-IFRS metric. Please refer to slide 17 for a reconciliation to its most comparable IFRS metric

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Controlled Expenses Can Adjust Based on Market Conditions

Coincheck

Revenue And Total Marketing Costs For Customer Acquisition (Marketplace Platform)


$mm
$
Marketing costs for customer acquisition (bar chart, left axis) [1]
Revenue generated from the users who completed KYC process during each quarter (bar chart, left axis)
Cost per acquisition (line chart, right axis) [2]
Coincheck adjusts marketing expense based on the market environment, while maintaining ability to attract high quality customers
Apr.-Jun. Jul.-Sep. Oct.-Dec.
2019
Jan.-Mar. Apr.-Jun. Jul.-Sep. Oct.-Dec.
2020
Jan.-Mar. Apr.-Jun. Jul.-Sep. Oct.-Dec.
2021
Jan.-Mar. Apr.-Jun. Jul.-Sep. Oct.-Dec.
2022
Jan.-Mar. Apr.-Jun. Jul.-Sep. Oct.-Dec.
2023
Jan.-Mar. Apr.-Jun.
2024

Source: Company information; Messari

Note: Figures in JPY converted to USD based on exchange rate of 0.007004 as of 9/30/2024; Coincheck FY ended 3/31; As of Jun-24; [1] Marketing costs for customer acquisition represents total advertising and promotion expenses; [2] Cost per acquisition calculated by dividing the marketing costs for customer acquisition by number of new verified users during the quarter

12

13 IçØ *ØÈôã ]ãØ‚ã›©ö Solidify position as leading Japanese crypto exchange and deepen market penetration Advance the growth of the crypto ecosystem in both Japan and globally with growth in non - transaction - based offerings (e.g., IEOs, subscriptions) Introduce new digital asset - based products and capabilities, such as asset management Capitalize on longer - term Japanese institution opportunity in crypto by leveraging trusted brand Pursue strategically accretive investments and acquisitions in domestic exchange market and emerging crypto / blockchain technologies

Business Update

Coincheck

Coincheck continues to attract customers as a crypto assets trading platform in Japan

TV commercials

Coincheck started airing TV commercials on May 9, 2024 to acquire new customers and foster its brand awareness.



ビットコイン買うなら、コインチェック。
Coincheck

Coincheck mobile app

Leading market share with approximately 20%[1] share of verified accounts

2.0M+ accounts

(+79K QoQ)

Number of tokens supported across our Marketplace and Exchange platforms for trading and custody

30 coins[1]

Coincheck for Business

Coincheck has a growing suite of institutional offerings, notably Initial Exchange Offerings (IEOs):

- ✓ In compliance with guidelines developed by the JVCEA, we conducted the first approved IEO in Japan, which 63,853 users applied to and was oversubscribed by 24 times.
- ✓ Other examples of IEOs we have facilitated include BrilliantCrypto, an GameFi business that utilizes blockchain technology, and Fanpla, a fan club social platform.

Brilliantcrypto

Fanpla

Source: JVCEA
Note: [1] As of Jun-2024; QoQ increase reflects change from number of verified accounts as of Mar-24 to Jun-24

14

15 ]¯©¯¨¯‚Âã V¯¹ ʣ çÕ ¯Â ØöÕãÈ B‚Ø¹›ã Âó¯ØÈÂÁ›Âã d VØ¯› óÈ¼çã¯ÈÂ Èó›Ø ã› V‚Üã ɷɸ BÈÂãÜ ɷ Source: Company filings, news articles, FactSet Note: As of November 19, 2024; 1 CoinMarketCap as of November 19, 2024 $0 $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 $80,000 $90,000 $100,000 Nov - 23 Jan - 24 Mar - 24 May - 24 Jul - 24 Sep - 24 Nov - 24 Bitcoin +147% $92,295 January 2024: Bitcoin ETF Approval May 2024: Ether ETF Approval November 2024: U.S. Election Y››Âã B‚Ø¹›ã ]›Âã¯Á›Âã “Time for Crypto to Put the Pedal to the Floor – Trump's victory presents a unique opportunity to reshape regulation and ensure no future SEC Chair can hamstring the industry again.” Coindesk 11/12/2024 “Bitcoin Price Sets Another Record as Post - Election Rally Continues” New York Times 11/11/2024 “The Crypto World Is Preparing for a Renaissance Under Trump” Wall Street Journal 11/10/2024 “Bitcoin Hits Another Record High in ‘Undeniable Bull Market ’ – President - elect Trump’s crypto ardor is energizing the market; digital - asset traders predict a friendlier regulatory backdrop.” Bloomberg 11/10/2024

16 ÕÕ›Â•¯õ

EBITDA Reconciliation

Coincheck

($M)	FY22	FY23	FY24	1H 25	LTM Q'2 25
Net Profit (Loss)	$68.6	($3.9)	$13.8	$3.2	$19.6
(+) Income Tax Expenses (Benefits)	28.9	(2.0)	6.1	1.5	8.8
Profit (Loss) before Income Taxes	97.5	(5.9)	19.9	4.7	28.4
(+) Interest Expense	0.0	0.0	0.0	0.1	0.1
(+) Depreciation & Amortization	3.1	3.4	4.8	2.3	4.8
EBITDA	$100.6	($2.5)	$24.7	$7.0	$33.4

Source: Company filings; Company information
Note: Figures in JPY converted to USD based on exchange rate of 0.007004 as of 9/30/2024; Coincheck FY ended 3/31

17

Board of Directors and Incoming Key Management Team

Coincheck

Oki Matsumoto *Director with the title Executive Chairman* Founder of Monex, and the Representative Executive Officer of Monex Group, Inc. MONEX GROUP	**Gary Simanson** *Director with the title Chief Executive Officer* Founder of Thunder Bridge Capital, LLC and has served as its Chief Executive Officer since 2017	**Jason Sandberg** *Incoming Chief Financial Officer* Managing Director at Thunder Bridge Capital, LLC	**Takashi Oyagi** *Director* Founding member of Monex, Executive Officer and Chief Financial Officer of Monex Group, Inc. MONEX GROUP	**Yo Nakagawa** *Director* Senior Executive Director of Monex Group, Inc. and Expert Director of Coincheck, Inc. MONEX GROUP
Allerd Derk Stikker *Non-Executive Director* Advisor of BXR Group and is a director of a number of portfolio companies of BXR Group	**David Burg** *Non-Executive Director* Global Group Head, Cyber and Digital Trust at Kroll, LLC	**Toshihiko Katsuya** *Non-Executive Director* Previously served as President & CEO at Aruhi Corporation	**Yuri Suzuki** *Non-Executive Director* Senior partner at the Tokyo office of the Japanese law firm, Atsumi & Sakai.	**Jessica Sinyin Tan** *Non-Executive Director* Serves on the strategy and consumer protection committee of PingAn Bank and former Co-CEO of PingAn Group

Source: Company filings
Note: The Directors noted above reflect nominees who will be appointed to the PubCo Board effective as of the closing date

18